CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Plans Administrative Committee
of the Dunkin’ Brands 401(k) Retirement Plan:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-187615) pertaining to the Dunkin’ Brands 401(k) Retirement Plan of Dunkin’ Brands Group, Inc. of our report dated June 21, 2018 relating to the statements of net assets available for plan benefits of the Dunkin’ Brands 401(k) Retirement Plan as of December 31, 2017 and 2016 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2017, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 21, 2018